Exhibit 21.1

Entity Name	State and Country of Incorporation

Amerifresh, LLC	Delaware, United States

Ameristar Meats, LLC	Delaware, United States

Atlanta Land L.K.E. LLC	Delaware, United States

Bay-N-Gulf, Inc.	Florida, United States

BNG Transport, Inc.	Florida, United States

E & H Distributing, LLC	Nevada, United States

FirstClass Foods—Trojan, Inc.	California, United States

Fresh Transportation Co., Ltd.	Ohio, United States

Fresh Unlimited, Inc.	Ohio, United States

Freshway Logistics, Inc.	Ohio, United States

Gampac Express, LLC	Delaware, United States

Great North Imports, LLC	Delaware, United States

Jackson L.K.E. LLC	Delaware, United States

Paris L.K.E. LLC	Delaware, United States

Riverside Food Distributors, LLC	Louisiana, United States

RS Funding Inc.	Nevada, United States

Save on Seafood Fishing, Inc.	Florida, United States

SSA Exports, LLC	Delaware, United States

Trans-Porte, Inc.	Delaware, United States

US Foods Culinary Equipment & Supplies, LLC	Delaware, United States

US Foods, Inc.	Delaware, United States

USF Propco I, LLC	Delaware, United States

USF Propco II, LLC	Delaware, United States

Waukesha Transport Inc.	Wisconsin, United States